Filed pursuant to Rule 424(b)(3)

File No. 333-133343

Prospectus Supplement No. 8

to Prospectus Dated March 16, 2007

Embarq Corporation

Shares of Common Stock Issuable in Connection with the

Restricted Stock Units

This prospectus supplement supplements information contained in the prospectus dated March 16, 2007 relating to the offer and sale of shares of our common stock issuable in connection with the restricted stock units issued in connection with our spin-off from Sprint Nextel Corporation and effective as of May 17, 2006, the distribution date for the spin-off, to current and former Sprint Nextel Corporation employees who held Sprint Nextel Corporation restricted stock units at that time and who did not become Embarq employees at the time of the spin-off. This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus and any prior prospectus supplements. This prospectus supplement is qualified by reference to the prospectus and any prior prospectus supplements, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and any prior prospectus supplements.

This prospectus supplement includes our attached Amendment No. 1 to Current Report on Form 8-K/A dated December 21, 2007.

The securities offered hereby involve risks and uncertainties. These risks are described under the caption “Risk Factors” beginning on page 20 of the Annual Report on Form 10-K which is incorporated by reference into the prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 21, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

December 17, 2007

Embarq Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32732	20-2923630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5454 W. 110th Street Overland Park, Kansas	66211
(Address of Principal Executive Offices)	(Zip Code)

(913) 323-4637

(Registrant’s Telephone Number, including Area Code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

Embarq Corporation (“Embarq”) hereby amends its Current Report on Form 8-K filed December 18, 2007 pursuant to Instruction 2 to Item 5.02 of Form 8-K to provide information that was not determined or available at the time of the filing of the Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2007, the Compensation Committee of Embarq’s Board of Directors granted to Thomas A. Gerke 12,987 restricted stock units (the “RSUs”) in connection with his appointment as Interim President and Chief Executive Officer of Embarq on December 17, 2007. The RSUs will vest in their entirety on December 19, 2008 and are not subject to any performance adjustment. The RSUs are subject to the terms of the Embarq Corporation 2006 Equity Incentive Plan, as amended and restated, a copy of which is filed as Exhibit 10.1 to the Form 8-K filed on December 13, 2006 and is incorporated herein by reference and in all respects other than the grant date, vest date and the performance adjustment, are subject to the form of 2007 Award Agreement, which is filed as Exhibit 10.1 to the Form 8-K filed on February 27, 2007 and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Embarq Corporation

Date: December 21, 2007	By:	/s/ Claudia S. Toussaint
	Name:	Claudia S. Toussaint
	Title:	General Counsel and Corporate Secretary